UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2005

WATSON WYATT & COMPANY HOLDINGS
(Exact name of registrant as specified in its charter)

Delaware	001-16159	52-2211537
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 H Street NW
Washington, DC		20006-3900
(Address of principal executive offices)		(Zip Code)

(202) 715-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 15, 2005, Watson Wyatt & Company Holdings, a Delaware corporation, and Watson Wyatt (UK) Acquisitions 2 Limited, a company incorporated under the laws of England and Wales and a wholly owned subsidiary of Watson Wyatt & Company Holdings, entered into an acquisition agreement (the “Business Transfer Agreement”) with Watson Wyatt LLP, a privately held limited liability partnership registered in England and Wales.  Pursuant to the Business Transfer Agreement, Watson Wyatt & Company Holdings will acquire substantially all of the assets of Watson Wyatt LLP, and will assume liabilities that have been incurred by Watson Wyatt LLP in conducting its business.  The acquisition will be effected through subsidiary entities of Watson Wyatt & Company Holdings and will include subsidiary entities of Watson Wyatt LLP.

Watson Wyatt & Company Holdings and Watson Wyatt LLP have jointly offered services under the Watson Wyatt Worldwide brand since 1995 pursuant to an alliance agreement.  In connection with the alliance, Watson Wyatt & Company Holdings currently owns approximately 20% of Watson Wyatt LLP.  Pursuant to the Business Transfer Agreement, Watson Wyatt & Company Holdings will acquire the remaining interest in the assets of Watson Wyatt LLP.

The Business Transfer Agreement provides that Watson Wyatt & Company Holdings will pay Watson Wyatt LLP consideration totaling approximately $458 million.  The acquisition consideration is comprised of 11,040,571 shares of Watson Wyatt & Company Holdings Class A common stock, including 1,950,000 shares that would be issued contingent upon the achievement of financial performance goals by Watson Wyatt LLP’s former business for the year ended June 30, 2007.  In addition, £88.3 million in cash in pounds sterling will be paid at closing using existing cash reserves and borrowings.

Pursuant to the Business Transfer Agreement, Watson Wyatt & Company Holdings will acquire assets including, among other things, all contracts and arrangements with Watson Wyatt LLP clients, the stock of all Watson Wyatt LLP subsidiaries, Watson Wyatt LLP’s cash on hand, less certain reserves, and accounts receivable and other debts owing to Watson Wyatt LLP relating to the operation of Watson Wyatt LLP’s business before the closing of the acquisition.  Watson Wyatt & Company Holdings will assume liabilities relating to the business of Watson Wyatt LLP, but generally will not assume any liabilities for professional liability claims.  The liabilities to be assumed include liabilities of certain direct and indirect subsidiaries of Watson Wyatt LLP whose shares will be acquired by Watson Wyatt & Company Holdings in the acquisition and which will be held as indirect subsidiaries of Watson Wyatt & Company Holdings after the acquisition.

The closing of the acquisition is conditioned, among other things, on approval by Watson Wyatt & Company Holdings stockholders of the issuance of the stock acquisition consideration, approval of the Acquisition by the voting members of Watson Wyatt LLP, and receipt of various regulatory and governmental approvals.

The foregoing description of the Acquisition and the Business Transfer Agreement does not purport to be complete and is qualified in its entirety by reference to the Business Transfer Agreement, which will be attached as an exhibit to Watson Wyatt & Company Holdings’

Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission to register the shares of Watson Wyatt & Company Holdings common stock to be issued to Watson Wyatt LLP in connection with the Acquisition.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.   The following exhibits are furnished with this report:

Exhibit No.	Description
99.1	Watson Wyatt & Company Holdings’ press release announcing signing of definitive agreement to acquire Watson Wyatt LLP
99.2	Internal announcement to associates

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Watson Wyatt & Company Holdings

(Registrant)

Date: April 18, 2005	BY:	/s/ John J. Haley
John J. Haley
President and Chief Executive Officer

Date: April 18, 2005	BY:	/s/ Carl D. Mautz
Carl D. Mautz
Vice President and Chief Financial Officer